                                                                    EXHIBIT 12.1

                             AMKOR TECHNOLOGY, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT RATIO DATA)


                                                                              YEAR ENDED DECEMBER 31,                 SIX MONTHS
                                                    -------------------------------------------------------------    ENDED JUNE 30,
                                                       1998        1999        2000       2001            2002            2003
                                                    ---------   ---------   ---------  -----------     ----------    --------------
Earnings
   Income (loss) before income taxes, equity in
      income (loss) of investees, minority
      interest and discontinued operations........  $ 92,461   $  87,494   $ 173,154   $ (438,498)     $ (564,309)     $ (86,060)

   Interest expense...............................    25,860      61,803     127,027      152,067         143,441         74,041

   Amortization of debt issuance costs............     1,217       3,466       7,013       22,321           8,251         12,896

   Interest portion of rent.......................     2,584       3,481       4,567        7,282           4,995          2,503

   Less (earnings) loss of affiliates.............        --       2,622          --           --              --             --
                                                    --------   ---------   ---------   ----------      ----------      ---------

                                                    $122,122   $ 158,866   $ 311,761   $ (256,828)     $ (407,622)     $   3,380
                                                    ========   =========   =========   ==========      ==========      =========

Fixed Charges
   Interest expense...............................  $ 25,860   $  61,803   $ 127,027   $  152,067      $  143,441      $  74,041

   Amortization of debt issuance costs............     1,217       3,466       7,013       22,321           8,251         12,896

   Interest portion of rent.......................     2,584       3,481       4,567        7,282           4,995          2,503
                                                    --------   ---------   ---------   ----------      ----------      ---------

                                                    $ 29,661   $  68,750   $ 138,607   $  181,670      $  156,687      $  89,440
                                                    ========   =========   =========   ==========      ==========      =========

Ratio of earnings to fixed charges                       4.1x        2.3x        2.2x          --x(1)          --x(1)         --x(1)
                                                    ========   =========   =========   ==========      ==========      =========

(1) The ratio of earnings to fixed charges was less than 1:1 for the six months ended June 30, 2003. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $86.1 million of earnings in the six months ended June 30, 2003. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $564.3 million of earnings in the year ended December 31, 2002. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $438.5 million of earnings in the year ended December 31, 2001.